UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 12, 2016

UDR, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-10524	54-0857512
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado		80129
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (720) 283-6120
Not Applicable
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

As previously announced, on May 9, 2016, Thomas M. Herzog informed UDR, Inc. (the “Company”) of his resignation as the Company’s Senior Vice President and Chief Financial Officer, effective June 3, 2016 (the “Resignation Date”). In connection with his resignation, on May 12, 2016, Mr. Herzog entered into a letter agreement with the Company (the “Letter Agreement”), which specifies that: (i) he will be paid his accrued but unused vacation up to the Resignation Date; (ii) subject to the conditions set forth in the Letter Agreement, he may continue to participate in the Company’s group health insurance plans for a specified transition period, and thereafter may continue his coverage at his own expense; and (iii) subject to the conditions set forth in the Letter Agreement, an outstanding restricted stock award dated February 6, 2014 for 16,286 shares of the Company’s common stock and an outstanding restricted stock award dated January 1, 2015 for 12,165 shares of the Company’s common stock will fully vest on the Resignation Date, while all other outstanding awards that have not vested as of the Resignation Date will be automatically forfeited and re-conveyed to the Company, in accordance with the terms of each award agreement. Mr. Herzog is subject to certain non-disparagement, non-solicitation, confidentiality and other customary obligations pursuant to the Letter Agreement.  The benefits specified in the Letter Agreement are conditioned on Mr. Herzog’s execution and non-revocation of a release of claims against the Company and its affiliates.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to a copy of the Letter Agreement filed as Exhibit 10.1 to this Form 8-K, which is incorporated by reference herein.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective May 12, 2016, the Board of Directors of the Company approved the Company’s Amended and Restated Bylaws (as amended through May 12, 2016) (the “Bylaws”). The Bylaws have been amended to implement a “proxy access” provision. Article II, Section 2.15 has been added to the Bylaws to permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy materials director candidates constituting up to 20% of the Board of Directors, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws.

The Bylaws as amended and restated also contain changes of a technical or conforming nature to several other sections. The foregoing summary of the proxy access provision is subject to the additional eligibility, procedural and disclosure requirements set forth in Article II, Section 2.15 of the Bylaws, and the foregoing description of the Bylaws is qualified in its entirety by reference to a copy of the Bylaws filed as Exhibit 3.1 to this Form 8-K, which is incorporated by reference herein.
 Item 5.07. Submission of Matters to a Vote of Security Holders.
The Company held its Annual Meeting of Stockholders (the “Annual Meeting”) on May 12, 2016. At the Annual Meeting, the Company’s stockholders voted on the election of ten nominated directors to serve for the ensuing year, a proposal to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2016, and a resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers.
As of March 18, 2016, the record date for the Annual Meeting, there were 267,139,066 shares of the Company’s common stock, 2,796,903 shares of its Series E preferred stock, and 16,452,496 shares of its Series F preferred stock issued and outstanding and entitled to vote on the proposals presented at the Annual Meeting. At the Annual Meeting, all of the ten directors were elected and all of the matters submitted for approval were approved. Set forth below are the final voting results for each of the proposals submitted to a vote of the Company’s stockholders at the Annual Meeting.

1.  At the Annual Meeting, the Company’s stockholders elected, by the vote indicated below, the following ten persons as directors of the Company, each to serve as such until the Company’s annual meeting of stockholders to be held in 2017, or until his or her respective successor is duly elected and qualified:

				Broker
Name	Votes For	Votes Against	Abstentions	Non-Votes
Katherine A. Cattanach	233,731,764	2,642,508	247,267	12,900,218
Robert P. Freeman	232,246,045	4,115,204	260,290	12,900,218
Jon A. Grove	231,507,632	4,866,476	247,431	12,900,218
Mary Ann King	233,996,094	2,372,432	253,013	12,900,218
James D. Klingbeil	233,713,805	2,655,365	252,369	12,900,218
Clint D. McDonnough	233,870,104	2,494,283	257,152	12,900,218
Robert A. McNamara	233,275,854	2,594,055	751,630	12,900,218
Mark R. Patterson	233,782,268	2,579,893	259,378	12,900,218
Lynne B. Sagalyn	231,835,970	4,531,723	253,846	12,900,218
Thomas W. Toomey	235,885,885	668,704	66,950	12,900,218
2. At the Annual Meeting, the stockholders approved the proposal to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2016, by the vote indicated below:

Votes For	Votes Against	Abstentions	Broker Non-Votes
235,242,788	14,162,953	116,016	n/a
3. At the Annual Meeting, the stockholders approved, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, by the votes set forth in the table below:

Votes For	Votes Against	Abstentions	Broker Non-Votes
211,221,962	24,533,814	865,763	12,900,218

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
3.1	Amended and Restated Bylaws (as amended through May 12, 2016).
10.1	Letter Agreement between UDR, Inc. and Thomas M. Herzog, dated May 12, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UDR, Inc.

Date: May 18, 2016	By:	/s/ Warren L. Troupe
Name: Warren L. Troupe
Title: Senior Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Bylaws (as amended through May 12, 2016).
10.1	Letter Agreement between UDR, Inc. and Thomas M. Herzog, dated May 12, 2016.